CONTACT:        MEDIA                                        FINANCIAL
                Lawrence A. Rand/Molly Morse                 Louis Lipschitz
                Kekst and Company                            Toys "R" Us
                (212) 521-4800                               (201) 802-5548



                             FOR IMMEDIATE RELEASE

         TOYS "R" US ANNOUNCES ADDITIONAL SHAREHOLDER VALUE INITIATIVES

         -- TOYS "R" US JAPAN PLANS JAPANESE INITIAL PUBLIC OFFERING --

     -- BOARD AUTHORIZES ADDITIONAL $1 BILLION SHARE REPURCHASE PROGRAM --

    --ACTIONS WILL COMPLEMENT RESULTS OF IMPROVING OPERATIONAL STRATEGIES --

PARAMUS, NEW JERSEY, MARCH 20, 2000 - Toys "R" Us, Inc. (NYSE: TOY) announced today that its Board of Directors has approved two key actions designed to complement the results of its operational initiatives in creating value for its shareholders. These actions include an initial public offering ("IPO") in Japan of shares of Toys "R" Us - Japan, Ltd. ("Toys - Japan"), as well as an additional $1 billion share repurchase program.

John Eyler, President and Chief Executive Officer, said, "I am very pleased with the actions being announced today which are aimed at enhancing shareholder value in addition to the steps we are taking to improve our operating strategies. Since I joined the company two months ago, the management team and I have been thoroughly reviewing our business and seeking ways to drive Toys "R" Us's earnings growth. Based on these efforts, we have identified and are rapidly implementing comprehensive initiatives that will allow us to better serve our customers -- leading to higher sales and improved productivity -- ranging from differentiating our product assortment in order to best distinguish ourselves from our competitors to assessing and investing in the remodeling of our stores. Today's announcement of the IPO of our Japanese business and the authorization of our new $1 billion share repurchase plan indicates further ways for us to generate higher returns for our shareholders."

INITIAL PUBLIC OFFERING OF TOYS-JAPAN

Under the initial public offering plan, Toys - Japan and the company will offer primary and secondary shares, respectively, to the public in Japan during the first half of fiscal 2000. This offering is subject to Japanese government approval and risks associated with market conditions. After the offering, the company will retain a significant ownership stake of Toys - Japan, although less than 50% of the then outstanding shares. Accordingly, the company will no longer consolidate the financial statements of Toys - Japan. Toys - Japan will operate as a licensee of Toys "R" Us, Inc.

"In only eight years our Japanese business has grown to 93 stores and approximately 10% of our worldwide sales. This demonstrates Toys - Japan's ability to operate independently. We will derive benefits from our share of Toys
- Japan's future earnings, as well as through royalty income. Furthermore, the elimination of debt relating to the Toys - Japan business will greatly enhance the strength of our balance sheet," Mr. Eyler continued.

NEW SHARE REPURCHASE PROGRAM

The new $1 billion share repurchase program authorized by the company's Board of Directors is in addition to the company's existing $1 billion share repurchase program announced in 1998, under which it has bought back more than 53 million shares of its common stock. There is approximately $6 million remaining under the 1998 repurchase program. Under the new repurchase program, the company is authorized to repurchase shares of its common stock in open market purchases, private transactions or otherwise. Repurchases will be made at such times and from time to time, and at such prices, as the company believes are appropriate based on the company's projected total debt to total capital. In measuring this ratio, the company capitalizes all of its operating leases.

Mr. Eyler concluded, "This new $1 billion share repurchase program reflects the Board's belief that Toys "R" Us stock is undervalued, given the strength of our global, highly recognizable brand name and the additional value we are creating through our operating strategies. We firmly believe that the initiatives we have in place to improve our operations and the actions we are pursuing, in terms of the IPO in Japan, the strategic partnerships we have created at our Internet subsidiary, toysrus.com, and the new share repurchase program, position Toys "R" Us to deliver increased benefits to our shareholders."

Toys "R" Us -- The world's leading resource on kids, families and fun currently operates 1,552 stores: 710 toy stores in the United States; 465 international toy stores, including franchise stores; 205 Kids "R" Us children's clothing stores, 132 Babies "R" Us stores and 40 Imaginarium stores. The company also sells merchandise through its Internet sites at http://www.toysrus.com and http://www.imaginarium.com and through mail order catalogues.

Toys - Japan is currently 80% owned by the company and 20% owned by McDonald's Co. (Japan), Ltd.

The shares of Toys - Japan will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release contains certain "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Such statements should be considered as subject to risks and uncertainties that exist in the company's operations and business environment that could render actual outcomes and results materially different than predicted. Factors that could constitute risks are set forth in documents filed by the company with the Securities and Exchange Commission.